CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated February 29, 2024, relating to the financial statements and financial highlights of U.S. Government Securities Ultra‐Short Bond Fund, Near‐Term Tax‐Free Fund, Global Luxury Goods Fund, Global Resources Fund, World Precious Minerals Fund, and Gold and Precious Metals Fund, each a series of U.S. Global Investors Funds for the year ended December 31, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

April 25, 2024

COHEN & COMPANY, LTD.
800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board